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                                                                    EXHIBIT 99.2

                               BIOMED REALTY TRUST

                           CONFERENCE CALL TRANSCRIPT
                                 APRIL 18, 2005
                                   10:00 AM PT

Operator:   Good afternoon. My name is Patrice and I will be your conference facilitator today. At this time, I would like to welcome everyone to the BioMed Realty Trust conference call.

            All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

            Thank you. Mr. Maier you may begin your conference.

Gary Maier: Thank you Patrice. Good morning from California everyone and good afternoon for those of you in other regions of the country. On the call this morning are Alan Gold, Chief Executive Officer of BioMed Realty Trust and Matt McDevitt, Vice President of Acquisitions.

            Before we begin today's call to discuss the announcement issued today on the acquisition of certain properties from Lyme, I would like to remind everyone of the safe harbor statement included in today's press release. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements including statements made during the course of today's conference call. Such forward-looking statements are based on the company's current expectations and beliefs concerning future developments and their potential effects on the company.

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            There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties, some of which are beyond the control of the company and subject to change based upon a variety of factors.

            These risks and uncertainties include risks that the Lyme transaction will not be completed on the terms discussed today or at all; risks associated with availability and terms of financing and the use of debt to fund acquisitions; risk associated with the failure to manage effectively the company's growth and expansion into new markets or to integrate acquisitions successfully; and general risks affecting the real estate industry. For a more detailed discussion of some of the ongoing risks and uncertainties of the company's business, I refer you to the reports filed by the company with the SEC, including the company's most recent annual report on form 10-K.

            Now I'd like to turn the call over and begin. Turn it over to Alan Gold, Chairman and Chief Executive Officer.

Alan Gold:  Well, thank you. And thank you all for joining us today.

            I'm going to start with some prepared remarks and then turn the call over to Matt McDevitt, our VP of Acquisitions, for a more detailed discussion of the transaction.

            Needless to say, we are very excited to announce that BioMed has entered into a definitive agreement with The Lyme Timber Company, an affiliate of Lyme Properties, to acquire the stabilized portion of the Lyme Properties life science

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            portfolio. This is a landmark transaction for our company that significantly increases the size of our portfolio and establishes for BioMed a dominant position in the Cambridge life science property market, a key target market for our company.

            The portfolio includes seven properties and one parking structure, all located next to the campus of MIT, and one property located in New Hampshire near the Dartmouth Hitchcock Medical Center, all of which were recently built or substantially redeveloped.

            The total portfolio represents in excess of 1.1 million square feet plus 447 parking spaces in the parking structure, and which is approximately 96.6% leased under long-term, triple-net leases to a very strong roster of life science tenants.

            The transaction is valued at approximately $531 million, which includes transaction costs and the assumption of approximately $131 million of secured indebtedness, which translates into an 8.7% cap rate, or capitalization rate, on 2006 cash NOI.

            Now we are pleased to have acquired these assets at a purchase price that is at or below the replacement cost for each of the individual assets. And, with over 30% of the income coming from tier one, investment grade tenants with a weighted-average lease term of approximately ten years.

            Now as most of you know, our investment strategy focuses on three primary factors: well-located life science assets in key life science markets; well-leased properties with strong potential for rental growth; and, high-quality tenants. Now our typical focus is as we've described of our company is in the tier two and tier three tenants and we are lucky and fortunate in this portfolio

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            to have a significant portion of tier one tenants, in addition to the majority being in the tier two category.

            This portfolio is an excellent fit with this investment strategy. The properties are located in the heart of the Boston life science industry in Cambridge, which by most measures is the premier life science market in the United States. The portfolio that we are acquiring is 96.6% leased with contractual rental increases and a strong tenant roster including Genzyme Corporation, Vertex Pharmaceuticals, Millennium Pharmaceuticals, Monsanto Corporation, and Dartmouth College amongst others.

            Now as we set out to do at the time of our IPO, this transaction enables us to leverage our highly scalable business model by adding significantly to our portfolio with moderate increases in our infrastructure and G&A costs. The portfolio effectively represents more than two years of targeted acquisition activity in a single transaction.

            Now, to give you a kind of the sense of the transaction history, we began discussions with Lyme Properties, an affiliate of The Lyme Timber Company after our IPO as they were evaluating strategic alternatives for their company. As a long time developer of life science properties in the New England Area, Lyme Properties, and David Clem in particular, has a tremendous reputation for developing a superior product.

            Lyme Properties is considered probably the largest life science developer in the New England area, third largest in the United States, and their team is partners with high quality institutional investors, including AIG, Merrill Lynch, Scottish Widows and leading academic institutions such as Dartmouth, MIT and Yale, to develop the 1.2 million square feet of stabilized assets and their remaining
            2.5 million square feet of development product.

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            Of their development products remaining, only 700,000 square feet remains in the Cambridge market with the balance representing assets in the Longwood medical area of Boston and New Haven, Connecticut and Houston, Texas.

            We were fortunate to be able to enter into an exclusive and preemptive negotiation to acquire the portfolio several weeks ago. While we expect the transaction to close by late May, the transaction is subject to several closing conditions including due diligence, environmental and title, and other third party reports, lender consents, and obviously there can be no assurances that this transaction will close then or at all. We've also made a refundable earnest money deposit, which will go hard at the end of our due diligence period.

            We expect this transaction to be meaningfully accretive for both 2005 and 2006. And we will give full year guidance for 2005 in conjunction with our first quarter earnings release in May, which will include the impact of this transaction.

            Now I'd like to turn the discussion over to Matt McDevitt, our VP of Acquisitions, who will discuss the Boston life science market, Cambridge market and the specific properties that we're acquiring. Matt.

Matthew McDevitt: Thanks Alan.

            As we noted at the time of our IPO, we identified Boston as a key life science market due to its academic centers of excellence, which include MIT, Harvard and many others. Not surprisingly, these institutions produce one of the highest per capita concentrations of life scientists in the world, which in turn has attracted approximately 20% of all U.S. life science companies. Boston consistently ranks first or second in terms of life science employment.

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            The epicenter of the Boston life science industry is the Cambridge submarket, which is where seven of the eight Lyme property portfolio assets are located. Much like San Diego, the Cambridge market is a prime example of the clustering effect of the life science companies around key educational institutions, which demand that their facilities be located in close proximity.

            We estimate that the entire Boston market has around 14 million square feet of life science space and that the Cambridge submarket has approximately 6 million square feet. Accordingly, we now have a meaningful 20% market share in what is arguably the most attractive life science market in the country.

            Boston life science occupancy has historically been very strong with effectively no vacancy as recently as 2000. Vacancy rates have increased substantially, reaching a high of around 20% in 2004. Over the last 12 months, we have observed a substantial up-tick in leasing activity, particularly accelerating in the last six months.

            Several of the leading life science firms in the area have announced plans to add roughly 2,700 jobs in 2005. We estimate current vacancy rates to be in the low double digits and would expect that to drop into the high single digits potentially as early as this summer. Rents in the area for first generation space vary based on quality of space, but are generally consistent with the rents in the Lyme portfolio at $40 to $50 triple-net.

            We believe that this market is in the early stages of a strong recovery. While the fully leased nature of this portfolio somewhat insulates us from the effects of near term fluctuations in occupancy and rental rates, we believe that this portfolio is well-positioned to capitalize on the long-term growth potential of the Boston, Cambridge life science market.

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            Now to the properties. The portfolio includes eight properties representing approximately 1.1 million square feet and one 447 space parking structure. Seven of the properties and the parking structure are located next to the campus of MIT in the Cambridge submarket, the first-choice location for life science tenants in the Boston area.

            The eighth property is located in Lebanon, New Hampshire and is adjacent to the Dartmouth Hitchcock Medical Center. As a whole, the portfolio is 96.6% leased and substantially all of the leases are long-term, triple-net leases. The Kendall Square D property was built in 2003 and includes 349,000 rentable square feet. The property is 98% leased to Genzyme Corporation. The Kendall Square A property was also built in 2003 and includes 300,000 rentable square feet. The property is 96% leased to Vertex Pharmaceuticals.

            The Fort Washington Research Park properties includes two buildings. One at 40 Erie Street and the other at 200 Sidney Street. The 40 Erie Street property was substantially renovated in 1996. The 200 Sidney Street property was completed in 2000. The properties total 293,000 rentable square feet, and are 100% leased to Vertex Pharmaceuticals under three separate leases.

            The 21 Erie Street property, located next to the Fort Washington Research Park, was substantially renovated in 2000 and includes 48,000 rentable square feet. The property is 58% leased to Metabolix. The remainder of the property is available for lease.

            The 270 Albany property was substantially renovated in 1998 and includes 75,000 rentable square feet. The property is 100% leased to Millennium Pharmaceuticals.

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            The 47 Erie Street parking structure provides parking for the Fort
            Washington Research Park, 21 Erie and 270 Albany Street properties. The parking structure is a six-level, open-air structure built in 1999 and includes 447 parking spaces.

            The 325 Vassar Street property was substantially renovated in 1999 and includes 53,000 rentable square feet. The property is 100% leased to Monsanto.

            The Centerra Biolabs property is located adjacent to the Dartmouth Hitchcock Medical Center in Lebanon, New Hampshire. The property was built in 2004 and includes 22,000 rentable square feet. The property is 100% leased to Dartmouth College.

            I will now turn the call back over to Alan to discuss the financial aspects of the transaction. Alan.

Alan Gold:  Thanks Matt.

            As I mentioned, the total price for the portfolio was approximately $531 million with a cap rate of 8.7% on 2006 cash NOI. As part of the acquisition, we are assuming a secured financing of approximately $131 million. These mortgages have a weighted-average interest rate of 6.7% and a weighted-average maturity in excess of nine years.

            The remainder of the acquisition is to be financed through a combination of three credit facilities, and we have obtained a fully underwritten commitment from KeyBank that provides borrowing capacity of $600 million. These facilities include a $250 million unsecured revolving credit facility, which would replace our existing $100 million revolving credit facility, a $100

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            million unsecured term loan, each with a three-year term, and we also expect to put in place a $250 million secured credit facility with a five-year term.

            Each of these facilities bears interest at a floating rate equal to LIBOR plus a spread, which is tied to a leverage grid, which ranges from 120 basis points up to 225 basis points. We anticipate fixing a portion of our borrowings through interest rate swaps or hedging.

            And, we will continue to seek to mitigate our exposure to floating rate interest risk by limiting our floating interest rate obligations and we will be in a better position to comment on this on our first quarter earnings call in May.

            Through the use of these credit facilities we have the ability to complete the transaction on an all cash basis and continue to fund our business plan going forward. We continue to evaluate permanent capital sources and alternatives, including the potential issuance of units as a transaction consideration, common or preferred equity issuance, a joint venture financing alternative or alternatives, and we'll comment on these endeavors at the appropriate time.

            We're focused on maintaining a conservative capital structure with a facility to continue our growth in a cost effective manner, as we're able to deal with this transaction.

            Now before we conclude I wanted to take a moment to review the tenants in the portfolio. Pro forma for the transaction our three large tenants will be Vertex Pharmaceuticals, Genzyme Corporation and Centocor, a subsidiary of Johnson & Johnson, an existing tenant of ours, which will respectively contribute 20%, 14% and 6% of 2006 in-place cash rents with no other tenant contributing greater than 5%.

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            Vertex Pharmaceuticals leases approximately 596,000 square feet of space in the three buildings and represents approximately 20% of 2006 in-place cash rents. Vertex is an $800 million global biotechnology company committed to the discovery and development of breakthrough small molecules for serious diseases. Vertex has a substantial product pipeline principally focused on viral diseases, inflammation, autoimmune diseases, and cancer. The company has projected revenues in 2005 of approximately $155 million and a current cash balance in excess of $400 million.

            Genzyme Corporation, which leases approximately 349,000 square feet of space on the Kendall Square D asset - the property serves as the company's global headquarters for Genzyme. And Genzyme is a $15 billion market cap global biotechnology company with a broad product and service portfolio focused on rare genetic disorders, renal disease, orthopedics, organ transplant, and diagnostics and predictive testing.

            We're also very excited about adding these additional high-quality tier one, tier two tenants such as Millennium Pharmaceuticals, as a tier two-type company, and Monsanto Company, a tier one, and Dartmouth College, among others.

            Once again we at BioMed Realty Trust are extremely pleased about the success of this transaction and believe it to be a tremendous benefit to our company and our shareholders.

            At this time we'd like to open the phones for questions from the audience - that the audience might have.

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Operator:         At this time I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from Paul Puryear with Raymond
                  James.

Paul Puryear:     Hey, good morning, guys.

Alan Gold:        Good morning, Paul.  How you doing?

Paul Puryear:     Good.

Matthew McDevitt: Good morning, Paul.

Paul Puryear:     And congratulations.

Matthew McDevitt: Thank you.

Paul Puryear:     Alan, if you could just - I recognize you're not going to give guidance until after the quarter - but if you could just talk about your sense for your acquisition pipeline beyond this mega deal - and we'll come back to the deal in the just a minute - just give us a sense for, assuming you close this as expected, are you continuing to pursue other things? And as we look out, you know, two, three quarters, what can you say about the prospects for more acquisitions?

Alan Gold:        Okay. Well, not that our Board wants to hear too much more about this, but this 500 million portfolio was never included as part of our stated pipeline of over $500 million in transactions that we've continually been monitoring, and following, and picking off as we've made acquisitions. So we still believe we

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              have a very strong pipeline, a pipeline that's still in excess of
              $500 million. And we conceivably can see additional acquisitions as we move forward throughout the year.

              Now certainly, we've moved our leverage to a significant level and will have to evaluate our additional acquisitions based on where we are with our leverage capacity.

Paul Puryear: Okay. So when you think about the leverage, can you give us any parameters for what your comfort level is for a debt ratio? I mean obviously at some point you've got to reload the balance sheet here. But I guess we're just trying to get some sense for some kind of a metric to model with.

Alan Gold:    Right. As to what we - you know, I'd like to leave that, if I could to the call in May because I think we'll have a much better feel, as to what we will be able to achieve. But, right now, based on where our stock price was on Friday, we think we're going to be at a debt to total market capitalization of roughly 51, 52%. I think that being much higher than that is something that we would look very closely at.

Paul Puryear: Okay, fair enough. Can you just talk about what you need to do in
              Boston to gear up for this acquisition - what kind of staffing you would need, how much of this portfolio is net leased, et cetera?

Alan Gold:    Well, the 90, well the majority of it other than the parking structure is triple net leased. We do believe that we will be adding senior portfolio managers and property management staff in that market to assist us with these acquisitions. So that will add to the company's staff.

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              But other than that, these are net leased assets that are very new and recently redeveloped. And we're very excited about the fact that we can add this portfolio without a significant increase to our G&A.

Paul Puryear: So compared to the sort of 8, 9% rate you're running at right now,
              I mean, this is going to be substantially lower, 1, 2%, if that?

Alan Gold:    I haven't looked at on that level. I think it would be a little bit - it might add a little bit more than that, but probably in that range.

Paul Puryear: You talked about replacement cost. Could you just give us some sense for where you think you bought these assets relative to replacement cost?

Alan Gold:    Well, you have to look at it on an individual asset basis. But in general we believe that replacement costs for this type of product in this type of market on average exceeds $500 a square foot. And so we are, very excited about the pricing level where we've acquired the assets. I think we're at a level of $456, $460 a foot without the parking structure and then 460 with the parking structure.

Paul Puryear: Okay, fair enough.  Thanks.

Alan Gold:    Okay?  Thank you, Paul.

Operator:     Your next question comes from John Wallace with Legg Mason.

John Wallace: Good morning.  Good afternoon.

Alan Gold:    Hi, John.  How are you doing?

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John Wallace: Good. My question is you mentioned rent increases. Could you go over kind of the weighted-average rent increases we should expect in 2006?

Alan Gold:    Yeah, I'm going to have to - I'm going to defer that until our May call because I think when we - we have it right now with - it includes all our existing assets. Okay?

John Wallace: Okay. Okay. I guess then just on the transaction can you go over -
              kind of how many other bidders were there, kind of - could you go through kind of how you priced the deal?

Alan Gold:    All right. I think that, as we described, we had the opportunity to tie this transaction up on a kind of a preemptive basis, although this portfolio - and Lyme - has been looking to restructure their portfolio and looking at a number of different alternatives and has been in discussions with other players. We obtained the first opportunity to acquire just the stabilized assets as opposed to the stabilized and the development assets that Lyme was at one time looking to partner up with.

              So I think that with that, we were very excited about the opportunity, and we went in and analyzed each specific transaction applying an appropriate cap rate based on what we believed the market value would be for those specific transactions. We think that with our tier two-type assets, tier two and tier three-type assets, on average our cap rates were well in excess of our, or well within our 9 to 11% average acquisition cap rate.

              Now in the tier one-type assets, although we're very excited about having them, were certainly priced we believe competitive but I think fairly valued for what would be achieved in today's market.

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John Wallace:     Okay. Okay. That's it. The only other question I had kind of on a question before is have you kind of an absolute dollar cost G&A going forward with this portfolio (unintelligible) targeting?

Alan Gold:        No, we haven't - we're going to discuss where we are in G&A in our May call.

John Wallace:     Okay. All right, guys.  Thanks.

Alan Gold:        Thank you.

Operator:         Your next question comes from Rich Moore with KeyBank Capital
                  Markets.

Rich Moore:       Hi. Good morning, guys.

Alan Gold:        Good morning, Rich.

Rich Moore:       First - sorry about that - first question is do you have any potential takers for the vacancy that you have on the 21 Erie
                  Street? Is there anybody in mind for that?

Alan Gold:        You know, Matt, you can talk about the 20,000 square feet
                  that we have available there.

Matthew McDevitt: Contractually, Vertex actually does have an option on that particular piece of space. And as far as activity, Lyme has not been active in marketing this particular piece of space.

Rich Moore:       Okay. So what's your guess as to when you might have that
                  leased?

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Alan Gold:  I think that we're projecting to have the space fully leased in mid-2006.

Rich Moore: Okay.  Okay, great.  Thanks.

            And now, Alan, you were saying that basically there's 6 million square feet in Cambridge and you guys have 20%. It sounds like Lyme has about 50%. Is there any chance you'd be picking up any more of the Lyme portfolio as it completes?

Alan Gold:  Let's back up. When you said Lyme has 50%, I think in Cambridge,
            Lyme only has another 700,000 square feet after this 1.1 million square feet of portfolio is acquired.

Rich Moore: Okay.

Alan Gold:  And we certainly have a very good relationship with the Lyme folks.
            And we hope that they will look at us as a strategic entity that can continue the process of them developing and us acquiring. But we don't have any definitive agreement to that effect.

Rich Moore: Okay, so no special option to pick those properties up or anything?

Alan Gold:  No.

Rich Moore: Okay. And then as far as - you talked about a spread of 120 to 225,
            I think, basis points over LIBOR on the acquisition facilities. Where would you guys be at the end of this quarter, let's say - if you close at the end of this quarter, where would the rate be? Because I think you said it was a leveraged based rate. Is that right?

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Alan Gold:  Yeah. I think if you were to look at our variable rate portfolio, it would probably be closer to the 200 basis points and that we would assume that we could achieve a fixed interest rate or fix a portion of that variable rate portfolio at a rate of around 6-1/2% is what we're modeling.

Rich Moore: Okay. And then, if you just look at the variable, I mean where would it be based on the leverage? Do you know where that spread would be based on your leverage currently?

Alan Gold:  I'm not quite sure I understand the question.

Rich Moore: Well I mean, if you keep the variable portion, I mean if you keep it variable rate...

Alan Gold:  Yeah.

Rich Moore: ...you said it was LIBOR plus a range, do you have any idea where in the range it would be?

Alan Gold:  Yeah, well, at the upper end of that range, around 200 basis points.

Operator:   Again, if you would like to ask a question.

Alan Gold:  Oops.  We lost him.

Operator:   Please press star then the number 1 on your telephone keypad.

            We'll pause for just a moment to compile the Q&A roster.

            Your next...

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Alan Gold:  I wonder what happened there.

Operator:   Your next question comes from Dan Gluck with George Weiss
            Associates.

Alan Gold:  Hello Dan.  Hi Dan.

Dan Gluck:  Hey, how you guys doing?

Alan Gold:  Good.

Dan Gluck:  Quick question, as far as your return expectations it sounds like you're suggesting that the sub 9% return is a result of having some tier one tenants. Is that correct? Is that what you're mostly attributing that to?

Alan Gold:  Yeah, that's correct.

Dan Gluck:  So going forward you still anticipate returns on your other acquisitions between 9% and 11% or are you seeing some sort of contraction and cap rates and seeing it - the market a little more competitive. Maybe you can just talk about that in general.

Alan Gold:  No, I think that the market continues to be competitive, not a little bit more competitive. It's always been competitive.

            But we still believe that for our, within our pipeline of acquisitions that we have transactions that are ranging anywhere from that 9% to 11%. We're very comfortable with that range.

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            We still are very comfortable that we can acquire additional assets in that range.

Dan Gluck:  Okay, great.  Thanks.

Alan Gold:  Thank you.

Operator:   Your next question comes from Frank Greywitt with RREEF.

Tim Goebel: Hello, this is Tim Goebel.

Alan Gold:  Hi Tim.

Tim Goebel: Brief question, on the tier one assets. What portion of your rent roll pro forma is going to come from tier one tenants?

Alan Gold:  For this portfolio it's just over 30% of the revenue is tier one, investment grade tenants.

Tim Goebel: Okay, that's this portfolio.

Alan Gold:  Yes.

Tim Goebel: And how about your existing portfolio combined?

Alan Gold:  Existing portfolio combined, I don't have that metric in front of
            me.

            I think we can - we'll try to prepare that and have that ready for you on our earnings call in May.

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Tim Goebel: Okay.

            So you said that JV...

Alan Gold:  Can we get that real quick? Let me see if I can - maybe let's see if
            I can try to get that quick before the end of the call.

Tim Goebel: Oh, okay.

            And in terms of JVs, have you started talking to potential partners?

Alan Gold:  In terms of joint ventures for this specific portfolio?

Tim Goebel: Yes, or packaging portfolios together.

Alan Gold:  You know, we've explored a lot of different opportunities and have nothing to announce at this time.

Tim Goebel: Okay, great.  Thank you.

Alan Gold:  Thanks Tim.

Operator:   Again, if you would like to ask a question, please press star 1 on your telephone keypad.

            Your next question comes from Manoj Patel with KG Redding and Associates.

Manoj Patel: Yes, hi. Do you guys have a sense of what the straight-line adjustment will be on this portfolio?

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Alan Gold:    Manoj you'll have to - can you repeat that again?

Manoj Patel:  The straight-line - the yield that you gave, that 8.6, that's a cash number. Do you have - do you guys have a sense of what the GAAP or straight-line adjustment will be on this portfolio?

Alan Gold:    You know, I don't have that -- well, let me just see if I can get that information for you really quick.

              I think we're going to have to - I'm going to have to address that on the May 12th call.

Manoj Patel:  Okay. But is, the portfolio a ten year average term, you know, or bumps about, you know, the same as the rest of the portfolio about 2%, is that fair to assume?

Alan Gold:    I think that, you know, I don't want to say yes or no because I don't - I want to be accurate for you.

              But there are bumps. There are significant increases in the rents over time whether it's 2% or higher I don't know.

Manoj Patel:  Great, thanks.

Alan Gold:    Okay.

Operator:     Your next question comes from Paul Puryear with Raymond James.

Paul Puryear: Yeah, just a couple of follow-ups if I may.

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Alan Gold:        Sure.

Paul Puryear:     I'm just curious, Alan or Matt, if the Longwood market
                  competes with the Cambridge market and to what extent do you see that new development as a threat?

Alan Gold:        Matt - can you handle that?

Matthew McDevitt: Sure, Paul the markets really are too very, very distinct markets even though they are one bridge away. The Longwood medical people want to be in Longwood medical.

Paul Puryear:     So would you describe the Longwood market more as a medical market as opposed to a life science market?

Matthew McDevitt: Yes, I would. The institutions there are certainly much more mature.

                  And, we're talking Children's Hospital, Merck, Harvard and Dana Farber. They're more an institutional flavor.

                  And it's a very, very...

Paul Puryear:     One more question Alan, could you just talk some more about
                  Vertex and their balance sheet, their burn rate, sort of how you view that credit?

Alan Gold:        I think that Vertex is a strong tier two company. As I've said before, just over $400 million of cash on their balance sheet.

              Revenues in 2004 were I believe were $102 million or, a hundred, yeah $102 million raising to an estimated $155 million in 2005 as projected.

              They've got a protease inhibitor by the name of Lexiva and Telzir on the market. They have a strong pipeline.

              They're - they have been burning about $35 to $40 million a quarter.

              So you can look at their ten quarters of life at the current burn rate.

              However, as revenues increase over time, we believe their burn rate is going to go down. You know, we feel that they are a strong, a very strong tier two company and very proud to have them as part of the portfolio.

Paul Puryear: Okay, great.  Thank you.

Operator:     At this time there are no further questions.

Alan Gold:    Well, thank you all for joining us on this call.

              And we look forward to moving forward with this transaction and giving you further updates in our May earnings call.

Operator:     This concludes today's BioMed Realty Trust conference call.

              You may now disconnect.

                                       END